Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Zhongpin Inc.:

We consent to incorporation by reference in each of the registration statement (No. 333-156007) on Form S-8, the registration statement (No. 333-151136) on Form S-3, and the registration statement (No. 333-160058) on Form S-3, of Zhongpin Inc. of our report dated March 24, 2008, with respect to the consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows of Zhongpin Inc. for the year ended December 31, 2007, which report appears in the Annual Report on Form 10-K of Zhongpin Inc. for the period ended December 31, 2009.

/s/ Child Van Wagoner & Bradshaw, PLLC
Child Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 8, 2010

Ex 23.2